Exhibit 99.1
Directed Electronics, Inc. Reports Third Quarter 2007 Results
Third Quarter Net Sales increase 12% to $84 Million
Full Year 2007 EPS Guidance Revised to a Range of $0.40 to $0.50
VISTA, California (November 8, 2007) — Directed Electronics, Inc. (Nasdaq: DEIX) announced today financial results for the third quarter and nine months ended September 30, 2007. All results include Polk Audio, which was acquired September 22, 2006.
Third Quarter of 2007 Results Compared with Third Quarter of 2006
Net sales in the third quarter of 2007 were $84 million, an increase of 12% over net sales of $76 million in 2006. Gross sales of security and entertainment products were $70 million in the third quarter of 2007, an increase of 44% over $49 million. Gross sales of satellite radio products decreased 37% to $18 million, compared with $29 million in 2006.
Gross Profit
For the third quarter of 2007, gross profit improved 18% to $30 million compared with $25 million in the prior year period. Gross margin was 35.0% in the third quarter, an increase from prior year of 33.1%.
Operating Expenses
Operating expenses were $24.3 million, or 28.8% of revenue compared with $16.2 million, or 21.5% of revenue in the prior year period, and primarily reflect the acquisition of Polk Audio.
Income
Operating income decreased from $8.8 million in the third quarter of 2006 to $5.2 million in the third quarter of 2007 and net income decreased from $3.2 million, or $0.12 per diluted share, to a loss of $1.3 million, or $0.05 per diluted share. Prior year EPS includes $0.07 of pro forma items ($0.03 acquisition related and $0.04 litigation related). EBITDA (earnings before interest, taxes, depreciation and amortization) was $7.7 million compared with $10.3 million in the prior year. Prior year EBITDA includes $3.0 million of costs related to acquisitions and litigation.
“While sales were modestly off from our expectations, earnings were adversely impacted by a $4.3 million ($0.10 per diluted share) increase to our warranty expense of $1.8 million and sales returns allowance of $2.5 million principally related to our satellite radio business,” commented James E. Minarik, Directed’s President and Chief Executive Officer. “Until recently, customer returns of the Sirius branded products we distribute and the expenses associated with those returns have been relatively consistent. However, throughout this quarter we experienced a meaningful increase in warranty claims and product returns on Sirius products. As this trend became evident, we implemented a number of specific actions designed to prevent these trends from continuing. These changes include notifying all customers on September 5, 2007 that going forward we would be strictly enforcing compliance with our warranty policy, which has already reduced the amount of warranty claims we are receiving, as well as changes with our manufacturers and Sirius that are already increasing the amounts we recover on these claims. Collectively these changes give us confidence that going forward we will now expect lower warranty expense related to our satellite radio business.

“Our security and entertainment sales increase of 44% in the third quarter was driven by solid growth in our home audio business, reflecting the Polk Audio acquisition. Excluding Polk Audio, our security and entertainment sales were flat in the third quarter as increased sales of our security and remote start products sold by our Canadian entities offset decreases in sales of our other security, mobile audio, and mobile video sales,” continued Mr. Minarik. “The strength of our security and entertainment categories was partially offset by a 37% decrease in our satellite radio sales.”
“Gross margin for the third quarter increased from 33.1% in 2006 to 35.0% in 2007 due to a more favorable mix of increased higher margin Polk sales and decreased lower margin satellite radio sales,” commented Mr. Ron Dutt, Chief Financial Officer. “The combined increase to our warranty expense and sales returns allowance related to our satellite radio business adversely impacted gross margin by 1.9 percentage points during the quarter.
“Our operating expense increase versus the prior year primarily reflects the acquisition of Polk, which has a higher operating expense as a percent of revenue,” added Mr. Ron Dutt.
First Nine Months of 2007 Results Compared with First Nine Months of 2006
Net sales were $249 million for the first nine months of 2007, an increase of 10% compared with net sales of $227 million for the first nine months of 2006. Gross sales of security and entertainment products were $197 million for the first nine months of 2007, an increase of 57% compared with $126 million for the first nine months of 2006. Gross sales of satellite radio products were $62 million for the first nine months of 2007, a decrease of 42% compared with $106 million for the first nine months of 2006.
Gross Profit
Gross profit increased 31% to $90 million for the first nine months of 2007, compared with $68 million in the prior year period. The gross profit improvement was due to increased sales of higher margin Polk Audio and Definitive Technology products combined with reduced sales of lower margin satellite radio receivers.
Operating Expenses
Operating expenses were $74.4 million, or 29.9% of revenue, for the first nine months of 2007 compared to $42.2 million, or 18.6% of revenue, in the prior year period. For the first nine months, pro forma items for acquisitions and litigation totaled $6.4 million in 2007 and $3.0 million in 2006.

Income
Operating income decreased from $26.2 million for the first nine months of 2006 to $15.2 million for the first nine months of 2007. Pro forma net income for the first nine months of 2007 was breakeven, compared with pro forma net income available to common shareholders of $11.4 million, or $0.44 per diluted share for the first nine months of 2006. GAAP net loss for the first nine months of 2007 was $4.0 million, or $0.15 per diluted share, which includes $5.1 million of expense related to the settlement of the previously disclosed Omega lawsuit. This compares to GAAP net income of $10.2 million, or $0.40 per diluted share, for the prior year comparable period. For the first nine months of 2006, GAAP net income includes a $0.2 million gross profit reduction related to purchase accounting, $1.6 million of expenses for the previously announced patent litigation, $0.8 million of one-time stock compensation expense related to the Polk acquisition, $0.4 million write-off of debt issuance costs, and their related tax effects, and $0.7 million income tax benefit from the revaluation of deferred tax assets and liabilities.
For the first nine months 2007, EBITDA was $22.3 million compared to $30.7 million in the prior year period. For the first nine months, pro forma EBITDA was $28.8 million in 2007 compared with $33.4 million in 2006.
Balance Sheet and Cash Flows
The Company had $5 million in cash as of September 30, 2007, and generated $42 million of operating cash flow for the first nine months of 2007, compared with $15 million of operating cash flow for the first nine months of 2006. During the third quarter, $18 million of debt was paid down. The Company’s working capital as of September 30, 2007, was $122 million and the Company had total debt of $310 million as of September 30, 2007. The Company is in compliance with all of its debt covenants as of September 30, 2007.
Outlook for 2007
For the full year of 2007, the Company is revising net sales estimates and now expects net sales to be between $380 and $400 million. Further, the Company expects that it will achieve gross sales growth in security and entertainment products in the range of 25% to 30%. On a full year-over-year basis, the Company expects security and convenience to generate revenue growth in the low-to-mid single digits, mobile audio (with Polk Audio) is expected to increase 15% to 20%, home audio is expected to nearly double, and the Company’s smallest category as a percent of revenue, mobile video, is expected to decrease 40%. The Company expects sales of satellite radio products to decline by approximately 45% to 50% for the full year of 2007 compared with 2006.
The Company expects gross margins to continue to improve compared with last year, and overall pro forma EBITDA for 2007 is expected to be between $55 and $60 million. For the full year 2007, the Company now expects pro forma net earnings per diluted share to be in the range of $0.40 to $0.50. The Company’s statutory rate for normal recurring operations is 41.1%. The full year effective tax rate is projected at 46.8% which primarily reflects the impact of restricted stock unit deliveries this year.

As previously discussed, the Company is taking necessary actions and expects to stay in compliance with all aspects of its current loan agreements. Specifically, the Company anticipates paying down the revolver and term debt in order to stay in compliance with its 4.85x debt to EBITDA covenant. However, depending on fourth quarter 2007 results, there is a risk that the Company could violate this covenant. When considering this situation, it is important to note that the Company has never had a liquidity issue nor does it anticipate having one as the Company’s anticipated EBITDA of $55 to $60 million is about 2x its current debt service of $30 million. As such, the Company anticipates continued ample headroom on compliance with its fixed charge covenant.
Conference Call and Webcast
Directed Electronics will host a conference call and webcast to discuss its financial results today at 5:00 p.m. Eastern Time. The conference call may include forward-looking statements. This call will be webcast live on the Investor Relations section of the Company’s website at http://www.directed.com and will be archived and available for replay approximately three hours after the live event. The audio replay will be available until midnight, November 22, 2007. The Company’s financial results are also available online at http://www.directed.com.
To participate in the conference call, investors should dial 866-316-1369 ten minutes prior to the call. International callers should dial 913-312-1266. A telephone replay of the call will be available through 11:59 p.m. Eastern Time on November 22, 2007 by calling (888) 203-1112 (passcode: 2865463). International callers should dial (719) 457-0820 and use the same passcode.
About Directed Electronics
Headquartered in Vista, California, Directed Electronics (NASDAQ: DEIX) is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio(R) and Definitive Technology(R) premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, GPS tracking, and navigation systems are sold under leading brands including Viper(R), Clifford(R), Python(R), Astroflex(R) and Autostart(R). Directed’s mobile audio and video products include speakers, subwoofers, amplifiers, video screens and digital media players, sold under its Polk MOMO(R), Orion(R), Precision Power(R), Directed Audio(R), Xtreme(R) Directed Video(R), Directed Mobile Media(R) and Automate(R) brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at http://www.directed.com.

Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected sales, expected earnings per share, expected EBITDA, and expected net income. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, challenge of the company’s pricing and promotional practices, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, disruption in imports, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, remediation of any internal control deficiencies and identified material weaknesses in internal control over financial reporting, risks with international operations, claims related to intellectual property, ability to service debt obligations, disruption in distribution centers, decline in consumer spending, outcome of existing litigation, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006. Directed disclaims any intent or obligation to update these forward-looking statements.

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited and in thousands, except per share amounts)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Net product sales	$83,461	$74,498	$83,461	$74,498
Royalty and other revenue	1,029	1,002	1,029	1,002

Net sales	84,490	75,500	84,490	75,500

Cost of sales	54,902	50,516	54,902	50,282

Gross profit	29,588	24,984	29,588	25,218

Operating expenses:
Selling, general and administrative	24,339	14,635	24,339	13,784
Provision for litigation	—	1,576	—	—

Total operating expenses	24,339	16,211	24,339	13,784

Income from operations	5,249	8,773	5,249	11,434

Other income (expense):
Interest expense, net	(6,659)	(4,120)	(6,659)	(3,779)

Income before provision for income taxes	(1,410)	4,653	(1,410)	7,655

Provision for income taxes	(158)	1,475	(158)	2,878

Net income	$(1,252)	$3,178	$(1,252)	$4,777

Net income per common share:
Basic	$(0.05)	$0.12	$(0.05)	$0.19
Diluted	$(0.05)	$0.12	$(0.05)	$0.19

Weighted average number of shares:
Basic	25,904	25,776	25,904	25,776
Diluted	25,904	25,780	25,904	25,780
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	Quarter	Quarter
	Ended	Ended
	9/30/2007	9/30/2006
GAAP net income (loss)	$(1,252)	$3,178
Adjustments:
Gross profit reduction from purchase accounting	—	234
Patent litigation costs	—	1,576
One-time stock compensation expense related to
Polk acquisition	—	767
Write-off of debt issuance costs	—	425
Tax effects of adjustments	—	(1,171)
Revaluation of deferred tax assets and liabilities	—	(232)

Pro forma net income	$(1,252)	$4,777

GAAP net income (loss) per common share, diluted	$(0.05)	$0.12
Pro forma net income per common share, diluted	$(0.05)	$0.19

Diluted weighted average number of shares (GAAP and pro forma)	25,904	25,780

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income to EBITDA (Note 1)
(unaudited and in thousands)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Net income	$(1,252)	$3,178	$(1,252)	$4,777
Adjustments:
Interest expense, net	6,659	4,120	6,659	3,779
Depreciation	662	451	662	451
Amortization	1,818	1,092	1,818	1,092
Taxes	(158)	1,475	(158)	2,878

EBITDA (Note 1)	$7,729	$10,316	$7,729	$12,977

Note 1: Pro forma EBITDA (earnings before interest, income taxes, depreciation, and amortization) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.
DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited and in thousands)

	Quarter	Quarter
	Ended	Ended
	9/30/2007	9/30/2006
Gross Security and Entertainment Sales	$69,806	$48,592
Gross Satellite Radio Sales	17,909	28,565
Rebates and Discounts	(4,254)	(2,659)

Net Product Sales	83,461	74,498
Royalties and Other Revenue	1,029	1,002

Net Sales	$84,490	$75,500

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Net product sales	$245,929	$224,659	$245,929	$224,659
Royalty and other revenue	3,224	2,820	3,224	2,820

Net Sales	249,153	227,479	249,153	$227,479

Cost of sales	159,552	159,063	158,610	158,829

Gross profit	89,601	68,416	90,543	68,650

Operating expenses:
Selling, general and administrative	69,338	40,625	69,338	39,774
Provision for litigation	5,074	1,576	(420)	—

Total operating expenses	74,412	42,201	68,918	39,774

Income from operations	15,189	26,215	21,625	28,876

Other income (expense):
Interest expense, net	(20,352)	(10,686)	(20,352)	(10,345)

Income (loss) before provision for (benefit from) income taxes	(5,163)	15,529	1,273	18,531

Provision for (benefit from) income taxes	(1,154)	5,280	1,324	7,116

Net income (loss)	$(4,009)	$10,249	$(51)	$11,415

Net income (loss) per common share:
Basic	$(0.15)	$0.40	$(0.00)	$0.44
Diluted	$(0.15)	$0.40	$(0.00)	$0.44

Weighted average number of shares:
Basic	25,929	25,759	25,929	25,759
Diluted	25,929	25,761	25,929	25,761
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	YTD	YTD
	9/30/2007	9/30/2006
GAAP net income (loss)	$(4,009)	$10,249
Adjustments:
Gross profit reduction from purchase accounting	942	234
Patent litigation costs	5,494	1,576
One-time stock compensation expense related to Polk acquisition	—	767
Write-off of debt issuance costs	—	425
Tax effects of adjustments	(2,478)	(1,171)
Revaluation of deferred tax assets and liabilities	—	(665)

Pro forma net income	$(51)	$11,415

GAAP net income (loss) per common share, diluted	$(0.15)	$0.40
Pro forma net income per common share, diluted	$(0.00)	$0.44

Diluted weighted average number of shares (GAAP and pro forma)	25,929	25,761

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income (Loss) to Pro Forma EBITDA (Note 1)
(unaudited, in thousands)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Net income (loss)	$(4,009)	$10,249	$(51)	$11,415
Adjustments:
Interest expense, net	20,352	10,686	20,352	10,345
Depreciation	1,916	1,337	1,916	1,337
Amortization	5,231	3,143	5,231	3,143
Taxes	(1,154)	5,280	1,324	7,116

EBITDA (Note 1)	$22,336	$30,695	$28,772	$33,356

Note 1: Pro forma EBITDA (earnings before interest, income taxes, depreciation, and amortization) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.
DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited, in thousands)

	YTD	YTD
	9/30/2007	9/30/2006
Gross Security and Entertainment Sales	$196,891	$125,794
Gross Satellite Radio Sales	61,689	106,095
Rebates and Discounts	(12,651)	(7,230)

Net Product Sales	245,929	224,659
Royalties and Other Revenue	3,224	2,820

Net Sales	$249,153	$227,479

DIRECTED ELECTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Cash and cash equivalents	$5,461	$9,861
Accounts receivable, net	66,441	157,013
Inventories	74,191	122,697
Other receivables	1,447	1,942
Other current assets	26,372	29,813

Total current assets	173,912	321,326

Property and equipment, net	7,156	7,068
Goodwill and intangible assets, net	351,817	342,729
Other assets	7,679	7,584

	$540,564	$678,707

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$31,273	$116,690
Accrued expenses	17,925	40,630
Current portion of notes payable	3,068	3,068

Total current liabilities	52,266	160,388

Revolving loan	7,000	37,000
Senior notes, less current portion	299,858	302,159
Deferred tax liability	54,703	53,473
Other liabilities	3,678	1,296

Total liabilities	417,505	554,316

Shareholders’ equity	123,059	124,391

	$540,564	$678,707

Contacts:
Ron Dutt
Executive Vice President and Chief Financial Officer
Phone: (760) 598-6200
John Mills
Integrated Corporate Relations
Phone: (310) 954-1100